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                                                                    EXHIBIT 99.1

                    AMCC Completes Merger With MMC Networks

     SAN DIEGO--(BUSINESS WIRE)--Oct. 25, 2000--Applied Micro Circuits Corp. (Nasdaq:AMCC - news), the leader in high-bandwidth silicon connectivity for the world's optical networks, today announced that it has completed the merger with MMC Networks Inc. (Nasdaq:MMCN - news), a pioneer and market leader in providing network processors, traffic management and switch fabric technology, located in Sunnyvale, Calif.

     At a special meeting of shareholders held today, the MMC Networks shareholders approved the merger. As previously announced, each outstanding share of MMC Networks common stock has been converted into 0.619 shares of AMCC common stock (1.238 shares of AMCC common stock as adjusted for AMCC's 100% stock dividend payable on Oct. 30, 2000). At the close of trading on October 25, 2000, MMC Networks common stock ceased to be traded on the Nasdaq National Market and shareholders of MMC Networks have become shareholders of AMCC.

     About AMCC and MMC Networks

     AMCC designs, develops, manufactures, and markets high-performance, high-bandwidth silicon solutions for the world's optical networks. AMCC utilizes a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit products that enable the transport of voice and data over the fiber optics networks.

     MMC is the market leader in providing total network processing platforms and services, enabling network and communications equipment vendors to rapidly develop scalable, feature-rich, cost-effective products. MMC's platforms include fully programmable, policy-enabled network processors, an open, extensive software architecture, high-capacity switching fabrics, and integrated traffic management capabilities, complemented by system design and consulting services. MMC platforms form the silicon heart of many Layer 2-Layer 7 WAN and LAN switches and routers, broadband, optical, Web switching, subscriber management,
and other communications platforms.   AMCC's corporate headquarters and wafer
fabrication facilities are located in San Diego. Sales and consulting engineering offices are located throughout the world.

     The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to the ability of the combined company to successfully develop and supply products after the merger, and the future growth of the markets served by the company. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected for both companies. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, risks associated with difficulties in successfully integrating AMCC's and MMC Networks' businesses and technologies; costs related to the merger; failure of the combined company to retain and hire key executives, technical personnel and other employees; difficulty of successfully managing a large organization; and other factors discussed in reports filed by AMCC and MMC Networks with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and AMCC does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

     AMCC and MMC Networks are registered trademarks of Applied Micro Circuits Corp.